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                                  EXHIBIT 99.2

                        Cousins Properties Incorporated
                             1994 Stock Bonus Plan
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                        COUSINS PROPERTIES INCORPORATED
                             1994 STOCK BONUS PLAN


                                   Section I.

                                    PURPOSE

         The purpose of the Cousins Properties Incorporated 1994 Stock Bonus Plan (the "Plan") is to (i) provide for the payment of bonus compensation in the form of shares of the Common Stock of Cousins Properties Incorporated ("CPI"), par value $1.00 per share ("Common Stock"), in lieu of cash, to certain executive officers and other key employees of CPI, Cousins Real
Estate Corporation and their affiliates (collectively, the "Company") who have made a material contribution to the success of the Company for fiscal year 1994 ("Key Employees"), (ii) provide an additional incentive to Key Employees to work to increase the value of the Common Stock and (iii) encourage ownership of Common Stock to further align the Key Employees' interests with the interests of CPI's shareholders.

                                  Section II.

                                    SHARES

        There shall be 20,750 shares of Common Stock reserved for use under this Plan. All such shares of Common Stock shall be reserved to the extent that CPI deems appropriate from authorized but unissued shares of Common Stock.

                                  Section III.

                                 EFFECTIVE DATE

         The effective date of this Plan shall be November 22, 1994, the date it was adopted by the Board of Directors of CPI.

                                  Section IV.

                                 ADMINISTRATION

         This Plan shall be administered by the Compensation, Succession, Nominating and Board Structure Committee (the "Committee") of the Board of Directors of CPI. The Committee acting in its absolute discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan and to take such other action (except to the extent the right to take such action is expressly and exclusively reserved for the Board of Directors of CPI) in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on the Company, on

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affected Key Employee and on each other person directly or indirectly affected by such action.

                                   Section V.

                                  ELIGIBILITY

         Only Key Employees shall be eligible for the payment of a bonus of Common Stock of Shares under this Plan.

                                  Section VI.

                               AWARDS OF SHARES

        The Committee, acting in its absolute discretion, shall decide who is a Key Employee and the number of shares of Common Stock to be issued to such Key Employee in lieu of a cash bonus; provided, however, no Common Stock shall be issued to a Key Employee pursuant to this Plan prior to registration of such stock under the Securities Act of 1933, as amended (the "Act"). The Committee shall have the right to make such transfer subject to such conditions, if any, as the Committee deems appropriate under the circumstances.

                                 Section VII.

                            SECURITIES REGISTRATION

         With respect to Common Stock issued pursuant to this Plan, the CPI, at its expense, shall take such action as it deems necessary or appropriate to register the original issuance of such Common Stock to a Key Employee under the Act or under any other applicable securities laws or to qualify any such Common Stock for an exemption under any such laws prior to the issuance of such Common Stock to a Key Employee; however, the Company shall have no obligation whatsoever to take any such action in connection with the transfer, resale or other disposition of such Common Stock by a Key Employee.

                                 Section VIII.

                                  LIFE OF PLAN

         No Common Stock shall be issued under this Plan after December 31, 1994.

                                  Section IX.

                            AMENDMENT OR TERMINATION

         This Plan may be amended by the Committee from time to time to the extent that the Committee deems necessary or appropriate.



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                                   Section X.

                                 MISCELLANEOUS

         This Plan shall be construed under the laws of the State of Georgia.






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